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                Confidential Treatment Requested As To Certain
                     Information Contained In This Exhibit

                           EXCLUSIVE LICENSE AGREEMENT

     This Agreement, effective October 10, 2001 (the "Effective Date"), is between AVANT Immunotherapeutics, Inc. ("AVANT"), a Delaware corporation, and DynPort Vaccine Company LLC ("DVC"), a Virginia Limited Liability Company.

                                 R E C I T A L S

     WHEREAS, AVANT has expertise in the expression, purification, and characterization of the BACILLUS ANTHRACIS bacterial protein Protective Antigen ("PA") from ESCHERICHIA COLI ("E COLI");

     WHEREAS, AVANT owns materials, information and documents for the manufacture of clinical grade recombinant PA (expressed from E COLI) in accordance with Good Manufacturing Practices ("cGMP");

     WHEREAS, AVANT owns information and documents relating to preclinical development of recombinant PA (expressed from E COLI);

     WHEREAS, AVANT owns a United States patent application titled "Improved Vaccination Against Anthrax"; and

     WHEREAS, DVC desires to obtain and AVANT is willing to grant to DVC a license to AVANT's PA technology in the field of prophylactic anthrax vaccines.

     NOW, THEREFORE, AVANT and DVC hereby agree as follows:

1. DEFINITIONS.

     1.1. "AFFILIATE" means any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by AVANT or by DVC. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

     1.2. "BIOLOGICAL MATERIALS" means certain tangible biological materials owned or licensed by AVANT, which materials are described in EXHIBIT A, as well as tangible materials that are routinely produced through use of the original materials, including, for example, any progeny derived from a cell line, monoclonal antibodies produced by hybridoma cells, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced through use of isolated DNA or RNA, and substances routinely purified from a source material included in the original materials (such as recombinant proteins isolated from a cell extract or supernatant by non-proprietary affinity purification methods). These Biological Materials shall be listed in EXHIBIT A, which will be periodically amended to include any additional Biological Materials that AVANT may furnish to DVC.

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     1.3. "COMBINATION PRODUCT" means a product that contains a Licensed Product component and at least one other essential functional component. For example, a combination vaccine for prevention of anthrax and a second disease would be a Combination Product.

     1.4. "CONFIDENTIAL INFORMATION" means any confidential or proprietary information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement, provided that such information is specifically designated as confidential. Such Confidential Information shall include, without limitation, any diligence reports furnished to AVANT under Section 3.1. and royalty reports furnished to AVANT under Section 5.2.

     1.5. "FIELD" means human prophylactic vaccines for prevention of anthrax.

     1.6. "LICENSED PRODUCT" means any product that cannot be developed, manufactured, used, or sold without (i) infringing one or more claims under the Patent Rights, (ii) using or incorporating some portion of one or more Biological Materials, or (iii) using some portion of the Related Technology. This Section 1.6. is not intended to preclude DVC from using industry standard practices in the development of anthrax vaccines or other vaccine products, nor to require payment to AVANT for such uses. The parties acknowledge that DVC is working on a parallel development effort with PA expressed from BACILLUS ANTHRACIS. Nothing in this agreement abridges DVC's rights to pursue that development.

     1.7. "MINIMUM ROYALTY PERIOD" means the one-year period commencing on the earliest of the January 1, April 1, July 1 or October 1 following the date of NDA or BLA approval of a Licensed Product, and each one-year period thereafter during the term of this Agreement.

     1.8. "NET SALES" means the gross amount received on sales by DVC and its Affiliates and Sublicensees of Licensed Products, less the following: (i) customary trade, quantity, or cash discounts and commissions to non-affiliated brokers or agents to the extent actually allowed and taken; and (ii) amounts repaid or credited by reason of rejection or return; (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of DVC; and (iv) outbound transportation costs prepaid or allowed and costs of insurance in transit.

     In any transfers of Licensed Products between DVC and an Affiliate or Sublicensee, Net Sales shall be calculated based on the final sale of the Licensed Product to an independent third party. In the event that DVC or an Affiliate or Sublicensee receives non-monetary consideration for any Licensed Products, Net Sales shall be calculated based on the fair market value of such consideration. In the event that DVC or its Affiliates or Sublicensees use or dispose of a Licensed Product in the provision of a commercial service, the Licensed Product shall be considered sold and the Net Sales shall be calculated based on the sales price of the Licensed Product to an independent third party during the same Royalty Period or, in the absence of such sales, on the fair market value of the Licensed Product as determined by the parties in good faith.

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     In the case of Combination Products, Net Sales means the gross amount billed or invoiced on sales of the Combination Product less the deductions set forth above, multiplied by a proration factor that is determined as follows:

          (i) If all components of the Combination Product were sold separately during the same or immediately preceding Royalty Period, the proration factor shall be determined by the formula [A / (A+B)], where A is the aggregate gross sales price of all Licensed Product components during such period when sold separately from the other essential functional components, and B is the aggregate gross sales price of the other essential functional components during such period when sold separately from the Licensed Product Components; or

          (ii) If all components of the Combination Product were not sold separately during the same or immediately preceding Royalty Period, the proration factor shall be determined by the formula [C / (C+D)], where C is the aggregate fully absorbed cost of the Licensed Product components during the prior Royalty Period and D is the aggregate fully absorbed cost of the other essential functional components during the prior Royalty Period, with such costs being determined in accordance with generally accepted accounting principles.

     1.9. "PATENT RIGHTS" means the U.S. patent applications listed on EXHIBIT A, and any divisional, continuation, or continuation-in-part of such patent applications to the extent the claims are directed to subject matter specifically described therein, as well as any patent issued thereon and any reissue or reexamination of such patent, and any foreign counterparts to such patents and patent applications. EXHIBIT A shall be periodically amended to include any additional Patent Rights that may arise. "AVANT PATENT RIGHTS" means Patent Rights assigned solely to AVANT. "JOINT PATENT Rights" means Patent Rights assigned to both AVANT and DVC.

     1.10. "RELATED TECHNOLOGY" means any know-how, technical information, research and development information, test results, and data related to PA which has been developed by AVANT as of the Effective Date and which is owned by AVANT.

     1.11. "ROYALTY PERIOD" means the partial calendar quarter commencing on the date on which the first Licensed Product is sold or used and every complete or partial calendar quarter thereafter during which either (i) this Agreement remains in effect or (ii) DVC has the right to complete and sell work-in-progress and inventory of Licensed Products pursuant to Section 8.5.

     1.12. "SUBLICENSE INCOME" means any payments that DVC receives from a Sublicensee in consideration of the sublicense of the rights granted DVC under
Section 2.1., including without limitation license fees, royalties, milestone payments, and license maintenance fees, but excluding the following payments:
(i) payments made in consideration for the issuance of equity or debt securities of DVC at fair market value, and (ii) payments specifically committed to the development of Licensed Products.

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     1.13. "SUBLICENSEE" means any permitted sublicensee of the rights granted
DVC under this Agreement, as further described in Section 2.2.

2. GRANT OF RIGHTS.

     2.1. LICENSE GRANTS.

          (a) PATENT RIGHTS AND BIOLOGICAL MATERIALS. Subject to the terms of this Agreement, AVANT hereby grants to DVC and its Affiliates an exclusive, worldwide, royalty-bearing license (with the right to sublicense) under its rights in the Patent Rights and Biological Materials to develop, make, have made, use, and sell Licensed Products in the Field.

          (b) RELATED TECHNOLOGY. Subject to the terms of this Agreement, AVANT hereby grants to DVC and its Affiliates a non-exclusive, royalty-bearing license (with the right to sublicense) under its rights in the Related Technology to develop, make, have made, use, and sell Licensed Products in the Field.

     2.2. SUBLICENSES. DVC shall have the right to grant sublicenses of its rights under Section 2.1. with the consent of AVANT, which consent shall not be unreasonably withheld or delayed. All sublicense agreements executed by DVC pursuant to this Article 2 shall expressly bind the Sublicensee to the terms of this Agreement and shall provide for the automatic assignment of such agreement to AVANT if this Agreement is terminated as described in Article 8 below. DVC shall promptly furnish AVANT with a fully executed copy of any such sublicense agreement.

     2.3. RETAINED RIGHTS.

          (a) AVANT. AVANT retains the right to make and use Licensed Products for research, teaching, and non-commercial patient care, without payment of compensation to DVC. AVANT may license its retained rights under this Section to academic research collaborators of AVANT. AVANT's retained rights for research specifically exclude clinical research in the Field.

          (b) FEDERAL GOVERNMENT. To the extent that any invention claimed in the Patent Rights has been partially funded by the United States federal government, this Agreement and the grant of any rights in such Patent Rights are subject to and governed by federal law as set forth in 35 U.S.C. Sections 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. The parties acknowledge that these statutes and regulations reserve to the federal government a royalty-free, non-exclusive, non-transferrable license to practice any government-funded invention claimed in any Patent Rights. If any term of this Agreement fails to conform with such laws and regulations, the relevant term shall be deemed an invalid provision and modified in accordance with Section 10.11.

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3. DVC OBLIGATIONS RELATING TO COMMERCIALIZATION.

     3.1. DILIGENCE REQUIREMENTS. DVC shall use diligent efforts, or shall cause its Affiliates and Sublicensees to use diligent efforts, to develop Licensed Products and to introduce Licensed Products into the commercial market; thereafter, DVC or its Affiliates or Sublicensees shall make Licensed Products reasonably available to the public. Specifically, DVC or Affiliate or Sublicensee shall fulfill the following obligations:

          (1) Within thirty (30) days after the Effective Date, DVC shall furnish AVANT with a written research and development plan under which DVC intends to develop Licensed Products. Due to the sensitive nature of the underlying federal program, this report shall be a top level overview only of the development plan.

          (2) Within sixty (60) days after each anniversary of the Effective Date, DVC shall furnish AVANT with a written report on the progress of its efforts during the prior year to develop and commercialize Licensed Products, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts, and sales figures. The report shall also contain a discussion of intended efforts and sales projections for the current year. Due to the sensitive nature of the underlying federal program, this report shall be a top level overview only of the development progress.

          (3) No later than ***Confidential Treatment Requested as to this Information*** DVC shall initiate a clinical trial of a Licensed Product.

In the event that AVANT determines that DVC (or an Affiliate or Sublicensee) has not fulfilled its obligations under this Section 3.1., AVANT shall furnish DVC with written notice of such determination. Within sixty (60) days after receipt of such notice, DVC shall either (i) fulfill the relevant obligation or (ii) negotiate with AVANT a mutually acceptable schedule of revised diligence obligations, failing which AVANT shall have the right, immediately upon written notice to DVC, to grant additional licenses to third parties to the Patent Rights and Biological Materials in the Field.

     3.2. INDEMNIFICATION.

          (a) INDEMNITY. DVC shall indemnify, defend, and hold harmless AVANT and its directors, officers, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement; provided, however, that such indemnification shall not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the negligent activities or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of DVC.

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          (b) PROCEDURES. The Indemnitees agree to provide DVC with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. DVC agrees, at its own expense, to provide attorneys reasonably acceptable to AVANT to defend against any such claim. The Indemnitees shall cooperate fully with DVC in such defense and will permit DVC to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of DVC, if representation of such Indemnitee by the counsel retained by DVC would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. DVC agrees to keep AVANT informed of the progress in the defense and disposition of such claim and to consult with AVANT with regard to any proposed settlement.

          (c) INSURANCE. DVC shall maintain insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees, but in any event not less than one million dollars ($1,000,000) for injuries to any one person arising out of a single occurrence and five million dollars ($5,000,000) for injuries to all persons arising out of a single occurrence. DVC shall provide AVANT, upon request, with written evidence of such insurance. DVC shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which DVC or any Affiliate or Sublicensee continues to make, use, or sell a product that was a Licensed Product under this Agreement, and thereafter for a period of five (5) years.

     3.3. USE OF AVANT NAME. In accordance with Section 7.3., DVC and its Affiliates and Sublicensees shall not use the name "AVANT Immunotherapeutics, Inc." or any variation of that name in connection with the marketing or sale of any Licensed Products without the prior written consent of AVANT.

     3.4. MARKING OF LICENSED PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, DVC shall mark, and shall cause its Affiliates and Sublicensees to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product.

     3.5. COMPLIANCE WITH LAW. DVC shall comply with, and shall ensure that its Affiliates and Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products. DVC expressly agrees to comply with the following:

          (i) DVC or its Affiliates or Sublicensees shall obtain all necessary approvals from the United States Food & Drug Administration and any similar governmental authorities of any foreign jurisdiction in which DVC or an Affiliate or Sublicensee intends to make, use, or sell Licensed Products.

          (ii) DVC and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data,

                                       -6-
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     including without limitation all Export Administration Regulations of the
     United States Department of Commerce. Among other things, these laws and regulations prohibit, or require a license for, the export of certain types of commodities and technical data to specified countries. DVC hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold AVANT harmless (in accordance with Section 3.2.) for the consequences of any such violation.

          (iii) To the extent that any invention claimed in the Patent Rights has been partially funded by the United States government, and only to the extent required by applicable laws and regulations, DVC agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories. Current law provides that if domestic manufacture is not commercially feasible under the circumstances, AVANT may seek a waiver of this requirement from the relevant federal agency on behalf of DVC.

4. CONSIDERATION FOR GRANT OF RIGHTS.

          4.1. MATERIALS FEE. DVC shall pay AVANT on the Effective Date a payment of ***Confidential Treatment Requested as to this Information*** AVANT for its expenses incurred in connection with developing and manufacturing cGMP PA. This payment is nonrefundable and is not creditable against any other payments due to AVANT under this Agreement.

          4.2. LICENSE MAINTENANCE FEES. DVC shall pay AVANT on the Effective Date a license maintenance fee of ***Confidential Treatment Requested as to this Information***. On January 1, 2003, and on January 1 of each year thereafter during the term of this Agreement, DVC shall pay AVANT an annual license maintenance fee of ***Confidential Treatment Requested as to this Information***. These license maintenance fees are nonrefundable and are not creditable against any other payments due to AVANT under this Agreement.

          4.3. MILESTONE PAYMENTS. DVC shall pay AVANT the following milestone payments within thirty (30) days after the occurrence of each event:

***Confidential Treatment Requested as to this Information***

These milestone payments are nonrefundable and are not creditable against any other payments due to AVANT under this Agreement.

         4.4. ROYALTIES.

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          (a) BASE ROYALTY. In partial consideration of the rights granted
DVC under this Agreement, DVC shall pay AVANT a royalty of (i) ***Confidential Treatment Requested as to this Information*** of Licensed Products sold to the United States federal government by DVC and its Affiliates (but not Sublicensees) and (ii) ***Confidential Treatment Requested as to this Information*** of Licensed Products sold to any buyer other than the United States federal government by DVC and its Affiliates (but not Sublicensees).

          (b) ROYALTY REDUCTION. If AVANT grants additional licenses to third parties pursuant to Section 3.1., the royalty rates set forth in Subsection 4.5.(a) shall be adjusted, if necessary, so as not to exceed the royalty rates charged any other licensee of the Patent Rights during the term of the non-exclusive license.

     4.5. MINIMUM ROYALTY. Within sixty (60) days after the end of each Minimum Royalty Period, if the actual royalty is less than ***Confidential Treatment Requested as to this Information*** for the Minimum Royalty Period, DVC shall pay AVANT a minimum royalty payment of ***Confidential Treatment Requested as to this Information*** less any actual royalties paid by DVC to AVANT for the Minimum Royalty Period.

     4.6. SUBLICENSE INCOME. DVC shall pay AVANT a total of ***Confidential Treatment Requested as to this Information*** of all Sublicense Income. Except for royalty-based payments, such amounts shall be due and payable within sixty (60) days after DVC receives the relevant payment from the Sublicensee; royalty-based payments of Sublicense Income shall be due and payable as provided in Article 5 below.

5. ROYALTY REPORTS; PAYMENTS; RECORDS.

     5.1. FIRST SALE. DVC shall report to AVANT the date of first commercial sale of each Licensed Product within thirty (30) days of occurrence in each country.

     5.2. REPORTS AND PAYMENTS. Within sixty (60) days after the conclusion of each Royalty Period, DVC shall deliver to AVANT a report containing the following information:

          (i) the number of doses of Licensed Products sold to the United States federal government, and the number of doses of Licensed Products used by DVC and its Affiliates in the provision of services to the United States federal government;

          (ii) the number of doses of Licensed Products sold to independent third parties other than the United States federal government in each country, and the number of doses of Licensed Products used by DVC and its Affiliates in the provision of services to such parties in each country;

          (iii) calculation of total royalty payable; and

          (iv) the portion of royalty-based Sublicense Income due to AVANT for the applicable Royalty Period from each Sublicensee.

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All such reports shall be considered DVC Confidential Information. If no royalties are due to AVANT for any Royalty Period, the report shall so state. Concurrent with this report, DVC shall remit to AVANT any payment due for the applicable Royalty Period.

     5.3. PAYMENTS IN U.S. DOLLARS. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the WALL STREET JOURNAL) on the last working day of the calendar quarter preceding the applicable Royalty Period. Such payments shall be without deduction of exchange, collection, or other charges.

     5.4. PAYMENTS IN OTHER CURRENCIES. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, DVC shall give AVANT prompt written notice of such restriction, which notice shall satisfy the sixty-day payment deadline described in Section 5.2. DVC shall pay any amounts due AVANT through whatever lawful methods AVANT reasonably designates; provided, however, that if AVANT fails to designate such payment method within thirty (30) days after AVANT is notified of the restriction, DVC may deposit such payment in local currency to the credit of AVANT in a recognized banking institution selected by DVC and identified by written notice to AVANT, and such deposit shall fulfill all obligations of DVC to AVANT with respect to such payment.

     5.5. RECORDS. DVC shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, or sold, under this Agreement and any amounts payable to AVANT in relation to such Licensed Products, which records shall contain sufficient information to permit AVANT to confirm the accuracy of any reports delivered to AVANT under Section 5.2. The relevant party shall retain such records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period, during which time AVANT shall have the right, at its expense, to cause its internal accountants or an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to AVANT any information other than information relating to accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%) in any Royalty Period, DVC shall bear the full cost of such audit. AVANT may exercise its rights under this Section only once every year and only with reasonable prior notice to DVC.

     5.6. LATE PAYMENTS. Any payments by DVC that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the WALL STREET JOURNAL on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

     5.7. METHOD OF PAYMENT. All payments under this Agreement should be made in the name of the "AVANT Immunotherapeutics, Inc." and sent to the address identified below. Each

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payment should reference this Agreement and identify the obligation under this
Agreement that the payment satisfies.

     5.8. WITHHOLDING AND SIMILAR TAXES. Royalty payments and other payments due to AVANT under this Agreement shall not be reduced by reason of any withholding or similar taxes applicable to such payments to AVANT.

6. PATENTS AND INFRINGEMENT.

     6.1. RESPONSIBILITY FOR AVANT PATENT RIGHTS. AVANT shall have primary responsibility for the preparation, filing, prosecution, and maintenance of all AVANT Patent Rights, using patent counsel reasonably acceptable to DVC. DVC shall reimburse AVANT for all reasonable patent-related expenses incurred by AVANT in accordance with Section 6.4. below. AVANT shall consult with DVC as to the preparation, filing, prosecution, and maintenance of all such Patent Rights reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office and shall furnish DVC with copies of all relevant documents reasonably in advance of such consultation.

     6.2. RESPONSIBILITY FOR JOINT PATENT RIGHTS. DVC shall have primary responsibility, at its expense, for the preparation, filing, prosecution, and maintenance of all Joint Patent Rights, using patent counsel reasonably acceptable to AVANT. DVC shall consult with AVANT as to the preparation, filing, prosecution, and maintenance of all such Patent Rights reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office and shall furnish AVANT with copies of all relevant documents reasonably in advance of such consultation.

     6.3. COOPERATION. AVANT and DVC shall cooperate fully in the preparation, filing, prosecution, and maintenance of all Patent Rights. Such cooperation includes, without limitation, (i) promptly executing all papers and instruments or requiring employees of AVANT or DVC to execute such papers and instruments as reasonable and appropriate so as to enable AVANT or DVC to file, prosecute, and maintain such Patent Rights in any country; and (ii) promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patent Rights (such as becoming aware of an additional inventor who is not listed as an inventor in a patent application).

     6.4. PAYMENT OF EXPENSES. Within thirty (30) days after AVANT invoices DVC, DVC shall reimburse AVANT for all reasonable patent-related expenses incurred by AVANT pursuant to Section 6.1., up to a maximum of ***Confidential Treatment Requested as to this Information*** for United States patent expenses. In the event AVANT incurs patent expenses in excess of ***Confidential Treatment Requested as to this Information*** incurs foreign patent expenses, AVANT shall notify DVC, and DVC shall in turn notify AVANT as to whether DVC shall reimburse AVANT for such expenses. DVC may elect, upon sixty (60) days written notice to AVANT, to cease payment of the expenses associated with obtaining or maintaining patent protection for one or more Patent Rights in one or more countries. In such event, DVC's rights under this Agreement with respect to such Patent Rights in such countries shall become non-exclusive.

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     6.5. ABANDONMENT. In the event that a party desires to abandon any patent or patent application within the Patent Rights for which it has primary responsibility, such party shall provide the other party with reasonable prior written notice of such intended abandonment or decline of responsibility, and the other party shall have the right, at its expense, to prepare, file, prosecute, and maintain the relevant Patent Rights.

     6.6. INFRINGEMENT.

          (a) NOTIFICATION OF INFRINGEMENT. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Patent Rights.

          (b) DVC RIGHT TO PROSECUTE. So long as DVC remains the only licensee of the Patent Rights and Biological Materials in the Field, DVC shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the Patent Rights in the Field. Prior to commencing any such action, DVC shall consult with AVANT and shall consider the views of AVANT regarding the advisability of the proposed action and its effect on the public interest. DVC shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Subsection without the prior written consent of AVANT, which consent shall not be unreasonably withheld or delayed. Any recovery obtained in an action under this Subsection shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action, and (ii) as to damages, DVC shall receive seventy five percent (75%) and AVANT shall receive twenty five percent (25%).

          (c) AVANT RIGHT TO PROSECUTE. In the event that DVC fails to initiate an infringement action within a reasonable time after it first becomes aware of the basis for such action, or to answer a declaratory judgment action within a reasonable time after such action is filed, AVANT shall have the right to prosecute such infringement or answer such declaratory judgment action, under its sole control and at its sole expense, and any recovery obtained shall be given to AVANT.

          (d) COOPERATION. Each party agrees to cooperate fully in any action under this Section 6.6. which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.  CONFIDENTIAL INFORMATION; PUBLICATIONS; PUBLICITY.

     7.1. CONFIDENTIAL INFORMATION.

          (a) DESIGNATION. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as "Confidential" or "Proprietary"). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

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          (b) OBLIGATIONS. For a period of five (5) years after disclosure of any portion of Confidential Information, the Receiving Party shall (i) maintain such Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes of this Agreement;
(ii) use such Confidential Information solely for the purposes of this Agreement; and (iii) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all such reproductions being considered Confidential Information.

          (c) EXCEPTIONS. The obligations of the Receiving Party under Subsection 7.1.(b) above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure and the Receiving Party cooperates in legal efforts to limit such disclosure.

          (d) OWNERSHIP AND RETURN. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

     7.2. PUBLICATIONS. AVANT and its employees will be free to publicly disclose (through journals, lectures, or otherwise) the results of any research in the Field or relating to the subject matter of the Patent Rights.

     7.3. PUBLICITY RESTRICTIONS. DVC shall not use the name of AVANT or any of its directors, officers, employees, or agents, or any adaptation of such names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of AVANT. The foregoing notwithstanding, DVC shall have the right to disclose such information without the consent of AVANT in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that DVC shall have given AVANT at least ten (10) days

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prior written notice of the proposed text for the purpose of giving AVANT the opportunity to comment on such text.

8.  TERM AND TERMINATION.

     8.1. TERM. This Agreement shall commence on the Effective Date and shall remain in effect until (i) the expiration of all issued patents within the Patent Rights or (ii) for a period of twenty (20) years after the Effective Date if no such patents have issued within that twenty-year period, unless earlier terminated in accordance with the provisions of this Agreement.

     8.2. VOLUNTARY TERMINATION BY DVC. DVC shall have the right to terminate this Agreement, for any reason, upon ninety (90) days prior written notice to AVANT. In the event that DVC terminates this Agreement under this Section 8.2., DVC shall (i) return all rights under this Agreement to AVANT; (ii) give AVANT manufacturing materials and manufacturing, regulatory and clinical documents and information relating to Licensed Products, along with rights, without further obligation to DVC, for AVANT to use such materials, documents and information for development, manufacture, use and sale of anthrax vaccines; and (iii) pay AVANT any license maintenance fees and any milestone payments due to AVANT under Sections 4.2. and 4.3. of this Agreement.

     8.3. TERMINATION FOR DEFAULT. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may initiate executive discussions regarding resolution of the breach. If these good-faith discussions fail to yield a resolution of the breach within another sixty (60) day period, the other party may terminate this Agreement upon written notice to the party in breach.

     8.4. FORCE MAJEURE. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

     8.5. EFFECT OF TERMINATION. The following provisions shall survive the expiration or termination of this Agreement: Articles 1 and 9; Sections 3.2., 3.5., 5.2. (obligation to provide final report and payment), 5.5., 6.4., 7.1., 7.3., 8.5., and 10.9. Upon the early termination of this Agreement, DVC and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (i) DVC is current in payment of all amounts due AVANT under this Agreement, (ii) DVC pays AVANT the applicable royalty on such sales of Licensed Products in accordance with the terms and conditions of this Agreement, and (iii) DVC and its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the effective date of termination. Upon the early termination of this Agreement, except to the extent necessary to fulfill the provisions of the preceding sentence, DVC and its Affiliates and Sublicensees shall stop using all Biological Materials and return all Biological Materials to AVANT.

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9.  DISPUTE RESOLUTION.

     9.1. PROCEDURES MANDATORY. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

     9.2. DISPUTE RESOLUTION PROCEDURES.

          (a) NEGOTIATION. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date of such notice (the "Notice Date"). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

          (b) MEDIATION. If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty
(30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred and twenty (120) days after the Notice Date.

          (c) TRIAL WITHOUT JURY. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Section.

     9.3. PRESERVATION OF RIGHTS PENDING RESOLUTION.

          (a) PERFORMANCE TO CONTINUE. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

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          (b) PROVISIONAL REMEDIES. Although the procedures specified in this
Article are the sole and exclusive procedures for the resolution of disputes arising out of relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

          (c) STATUTE OF LIMITATIONS. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Subsections 9.2.(a) and 9.2(b) are pending. The parties shall take any actions necessary to effectuate this result.

10. MISCELLANEOUS.

     10.1. REPRESENTATIONS AND WARRANTIES. AVANT represents and warrants that its employees have assigned to AVANT their entire right, title, and interest in the Patent Rights and that it has authority to grant the rights and licenses set forth in this Agreement. AVANT MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS, RELATED TECHNOLOGY, AND BIOLOGICAL MATERIALS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, AVANT makes no warranty or representation (i) regarding the validity or scope of the Patent Rights, (ii) that the exploitation the Patent Rights or any Licensed Product will not infringe any patents or other intellectual property rights of a third party, and (iii) that any third party is not currently infringing or will not infringe the Patent Rights.

     10.2. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

     10.3. HEADINGS. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

     10.4. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

     10.5. ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party, except that either party may assign this Agreement to an Affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

     10.6. AMENDMENT AND WAIVER. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

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     10.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware irrespective of any conflicts of law principles.

     10.8. NOTICE. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

     If to AVANT:

     Una S. Ryan, Ph.D.
     President and CEO
     AVANT Immunotherapeutics, Inc.
     119 Fourth Avenue
     Needham, MA 02494

     Tel: (781) 433-0771
     Fax: (781) 433-0262

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     If to DVC:

     Scott Stewart
     Senior Director of Contracts
     DynPort Vaccine Company LLC
     60 Thomas Johnson Drive
     Frederick, MD 21702

     Tel: (301) 607-5000
     Fax: (301) 607-5099

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

     10.11. SEVERABILITY. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 9. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

     10.12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

AVANT IMMUNOTHERAPEUTICS, INC.             DYNPORT VACCINE COMPANY LLC

By: /s/ Una S. Ryan                        By: /s/ Scott K. Stewart
    -----------------------------              --------------------------------
Name:   Una S. Ryan, Ph.D.                 Name:   Scott K. Stewart
Title:  President and CEO                  Title:  Senior Director of Contracts


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                                    EXHIBIT A

                 LIST OF PATENT RIGHTS AND BIOLOGICAL MATERIALS

PATENT RIGHTS

***Confidential Treatment Requested as to this Information***

BIOLOGICAL MATERIALS

***Confidential Treatment Requested as to this Information***

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